SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------
                                     FORM 15
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   Certification and Notice of Termination of Registration under Section 12(g)
  of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                       Commission File Number 333-78625-11


                   RCAC, LLC (formerly RC/ARBY'S CORPORATION)
             (Exact name of registrant as specified in its charter)


                    280 Park Avenue, New York, New York 10017
                                 (212) 451-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        RC/Arby's Corporation Guaranty of the 10 1/4% Senior Subordinated Notes Due 2009 Issued by SBG Holdings Inc. (as successor to Triarc Consumer
     Products Group, LLC) and Snapple Beverage Group, Inc. (formerly Triarc
                            Beverage Holdings Corp.)
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  / /            Rule 12h-3(b)(1)(i)  /X/
         Rule 12g-4(a)(1)(ii) / /            Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /            Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(1)(ii) / /            Rule 12h-3(b)(2)(ii) / /
                                             Rule 15d-6           / /

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         Approximate number of holders of record as of the certificate or notice date:

27

         Pursuant to the requirements of the Securities Exchange Act of 1934 RCAC, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 1, 2000                  By:  /s/ Stuart I. Rosen
                                             ----------------------------------
                                             Name:  Stuart I. Rosen
                                             Title: Vice President and Secretary